FOR  RELEASE  8  a.m.  EASTERN  TIME,  JANUARY  27,  1998

QUIZNO'S SUBS  TO  OPEN  ACROSS  CANADA


     Denver,  Colo.-The  QUIZNO'S  Corporation  (Nasdaq:    QUIZ)  based  here
announced it has sold the master franchise agreement to QUIZNO'S Canada Corporation to develop QUIZNO'S Subs restaurants throughout Canada.

     Alvin Blaise and Chris Moradian, principals in QUIZNO'S Canada, based in Vancouver, plan on opening as many as 650 franchised QUIZNO'S restaurants over the next five to ten years. QUIZNO'S, an Italian-style deli serves signature oven baked subs using high quality meats and cheeses on proprietary recipe soft Italian baguettes, most with the chain's special red-wine based Q'Talian dressing.

     QUIZNO'S Canada was first granted the rights to develop British Columbia and exercised an option for all of Canada in late 1997.

     The first QUIZNO'S restaurant in Canada opened in September 1996, in the West Broadway Corridor near Vancouver General Hospital. Since then, eight more franchises have opened in downtown, West Vancouver and in the North Shore area. The most recent QUIZNO'S opened last week in Langley Super Centre. Two more QUIZNO'S are scheduled to open this week at 3rd and Lonsdale in North Vancouver and in the West Gate Mall in Maple Ridge.

     QUIZNO'S Canada estimates it will have as many as 50 QUIZNO'S units open by the end of the year in British Columbia and in new Canadian markets, such as Toronto.

     Blaise and Moradian say they love the QUIZNO'S product, but also the chain's upscale image and restaurant ambiance. Blaise was semi-retired with 11 Image Optical franchises when Moradian, with a background in real estate and finance, came to him with the QUIZNO'S concept about 18 months ago.

     "The minute I got the franchise packet, I knew that this was the Starbucks of sub chains," said Moradian. "This concept is something landlords would like to see in their centres."

Blaise agreed and the deal was sealed when they traveled to Denver and tasted the product. "We knew Canadians would love this sub sandwich," he said, "and they do."

     QUIZNO'S  Canada  currently  employs  a  crew  of  15  to  20 through its
corporate  headquarters.    Each  restaurant  averages  7  to  10  employees.

     The QUIZNO'S Corporation had become the third largest sub sandwich chain in the U.S. by the end of 1997. Currently there are 278 restaurants open in 35 states, Puerto Rico and Canada. More than 80 Area Directors are developing markets. In addition, the chain recently acquired the Bain's Deli chain of 63 restaurants located primarily in high profile shopping malls in the Northeast United States.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

For  more  information  contact:

Sue  Hoover
Sr.  VP,  Marketing
The  QUIZNO'S  Corporation
1-303-291-0999,  ext.  3242